Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Transphorm, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$343,740,985.11	(1)(2)	$0.0001476	$50,736	(3)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$343,740,985.11
Total Fees Due for Filing				$50,736
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$50,736

(1)

Aggregate number of securities to which transaction applies computed pursuant to Exchange Act Rule 0-11: As of February 15, 2024, the maximum number of shares of Transphorm’s common stock, par value $0.0001 per share (“common stock”), to which this transaction applies is estimated to be 71,068,413, which consists of (a) 63,275,207 shares of common stock entitled to receive the per share merger consideration of $5.10; (b) 4,529,763 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $5.10 minus the applicable per share exercise price; (c) 2,915,696 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $5.10; and (d) 347,747 shares of common stock deemed to be issuable upon the cashless exercise of 15 warrants.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of February 15, 2024, the underlying value of the transaction was calculated based on the sum of (a) the product of 63,275,207 shares of common stock and the per share merger consideration of $5.10; (b) the product of 4,529,763 shares of common stock underlying stock options and $0.97 per share (which is the difference between the per share merger consideration of $5.10 and the weighted average exercise price of $4.13 per share); (c) the product of 2,915,696 shares of common stock underlying restricted stock units and the per share merger consideration of $5.10; and (d) the product of 347,747 deemed to be issuable upon the cashless exercise of 15 warrants and the per share merger consideration of $5.10.

(3)

In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001476.